EXHIBIT 99.1

2364 Leicester Rd. PO Box 175                                                  COMPANY CONTACTS:
Leicester NY, 14481 USA                                                             Thomas J. Weldgen, VP Finance and CFO
585-382-3223     cpac.com                                                           Wendy F. Clay, VP, Admin

CPAC Enters into Merger Agreement with

Buckingham Capital Partners II, L.P.

LEICESTER, NY . . . December 26, 2006 -- CPAC, Inc. (Nasdaq: CPAK) today announced that it has entered into a definitive merger agreement under which affiliates of Buckingham Capital Partners II, L.P. will acquire all the outstanding shares of CPAC, Inc., for approximately $42.8 million, plus the assumption of approximately $6.7 million in debt.

Under the terms of the merger agreement, CPAC shareholders will receive $8.65 in cash for each share of CPAC common stock they hold, representing a 16% premium over the average closing price of CPAC's common stock over the last 90 trading days.

CPAC's Board of Directors has unanimously approved the merger agreement. The Board of Directors has also unanimously resolved to recommend that CPAC's shareholders adopt the agreement.

CPAC's Chairman of the Board and Chief Executive Officer, Thomas N. Hendrickson said, "After careful analysis, our Board of Directors has unanimously endorsed this transaction as being in the best interest of our shareholders. We believe that Buckingham's all cash offer represents an attractive premium to our current trading price. After a thorough and deliberate analysis of all of our alternatives, we recommend that our shareholders adopt the merger agreement."

Pending receipt of shareholder approval as well as satisfaction of other customary closing conditions, the transaction is expected to be completed in the first quarter of calendar year 2007. Debt financing for Buckingham Capital Partners has been committed by LaSalle Bank and Fifth Street Capital.

The Company's global headquarters is expected to remain in Leicester, New York. The Company has no immediate plans to change management or current employment levels at CPAC, Inc. or its subsidiaries.

William Blair & Company, L.L.C. is acting as financial advisor to CPAC, Inc. KeyBanc Capital Markets, an independent investment advisor, provided a Fairness Opinion to CPAC's Board of Directors. Lincoln International L.L.C is acting as financial advisor to Buckingham Capital Partners. About CPAC, Inc.

Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven operations worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

About Buckingham Capital Partners II, L.P.

Buckingham Capital Partners II, L.P. is a NYC based private investment firm specializing in leveraged buyouts of U.S. based, lower middle market industrial and manufacturing companies.

Important Additional Information About The Merger Will Be Filed with The SEC:

In connection with the proposed merger and the special meeting of CPAC's shareholders to approve the proposed merger, CPAC, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CPAC, Inc. at the Securities and Exchange Commission's web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from CPAC, Inc. by directing such request to CPAC, Inc., Investor Relations, PO Box 175, 2364 Leicester Road, Leicester, NY 14481. Telephone: (585) 382-2339.

CPAC, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of these participants in the solicitation, which may be different than those of CPAC shareholders generally, is set forth in CPAC's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be set forth in the proxy statement relating to the merger when it becomes available.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.